UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2010

RSC Holdings Inc.
RSC Holdings III, LLC
RSC Equipment Rental, Inc.
 (Exact name of registrant as specified in its charter)

Delaware Delaware Arizona	001-33485 333-144625-01 333-144625	22-1669012 41-2218971 86-0933835
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6929 E. Greenway Parkway, Suite 200 Scottsdale, Arizona	85254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 905-3300

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Appointment of Members of the Board of Directors to Committees and No Longer Controlled Company Pursuant to NYSE Regulations.

On October 27, 2010, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors of RSC Holdings Inc. and RSC Equipment Rental, Inc. were both increased to three members each. The Board of Directors appointed Donald C. Roof to the Compensation Committee and James H. Ozanne to the Nominating and Corporate Governance Committee.

In addition, on October 22, 2010, RSC Holdings Inc. became aware it was no longer a “controlled company” pursuant to the exemption from the New York Stock Exchange Listing requirements. The lack of qualifying as a “controlled company” was triggered on October 1, 2010, due to open market sales by Atlas Copco AB, who is a member of the group made up of the entities affiliated with Oak Hill Capital Management, LLC, Ripplewood Holdings L.L.C., and Atlas Copco AB, who are parties to a certain Amended and Restated Stockholders Agreement, dated May 29, 2007, as amended by Amendment No. 1 dated August 29, 2009, and Amendment No. 2 dated January 21, 2010. The aforementioned sale by Atlas Copco resulted in the group holding less than 50% of the outstanding shares of RSC Holdings Inc., thus triggering the non-exempt status.

The listing requirements provide for the following transition period once a company no longer qualifies as a “controlled company”: (i) to have a Board of Directors with a majority of independent directors by October 1, 2011, (ii) to have majority of independent directors on its Compensation Committee and Nominating and Corporate Governance Committee by December 30, 2010, and (iii) to have such committees composed solely of independent directors by October 1, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSC Holdings Inc.
RSC Holdings III, LLC
RSC Equipment Rental, Inc.

By:	/s/ Kevin J. Groman

Kevin J. Groman Senior Vice President, General Counsel, and Corporate Secretary

Dated: October 28, 2010

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